Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Addus HomeCare Corporation

Downers Grove, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 11, 2016, relating to the consolidated financial statements, the effectiveness of Addus HomeCare Corporation’s internal control over financial reporting and the financial statement schedule of Addus HomeCare Corporation, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

We also consent to the reference to us as “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois
December 8, 2016